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                                                              Exhibit 5
                                                         Letterhead



May 23, 1997



CoreStates Financial Corp
Philadelphia National Bank Building
1345 Chestnut Street
Philadelphia, PA 19107

Re:  Registration Statement on Form S-8 for
     150,000 Shares of Common Stock
     --------------------------------------

Ladies and Gentlemen:

     As counsel for CoreStates Financial Corp, a Pennsylvania corporation (the "Company"), I am furnishing this opinion in connection with the above-captioned Registration Statement relating to the issuance and sale of 150,000 shares of Common Stock, par value $1.00 per share, of the Company (the "Shares") pursuant to the Amended and Restated Stock Compensation Plan for Non-Employee Directors
(1997). I have participated in the preparation of the Registration Statement and have also examined the Company's Certificate of Incorporation, as amended and restated, and By-laws and resolutions of the Board of Directors and the stockholders of the Company.

     My opinion set forth below is limited to the General Corporation Law of the Commonwealth of Pennsylvania.

     In my opinion, the Shares have been duly authorized and, when issued, will be legally issued, fully paid and non-assessable.

     I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Lucinda J. Gannon
Counsel